Exhibit 4.3

AMENDED AND RESTATED

SECURITYHOLDERS’ AGREEMENT

among

VILLAGE FARMS INTERNATIONAL, INC.

(“ParentCo”)

and

VF OPERATIONS CANADA INC.

(“VF Opco”)

and

MICHAEL DEGIGLIO, ALBERT VANZEYST AND KENNETH HOLLANDER

and certain related entities

(the “VF Owners”)

December 31, 2009

-i-

TABLE OF CONTENTS

(continued)

-ii-

AMENDED AND RESTATED

SECURITYHOLDERS’ AGREEMENT

This Amended and Restated Securityholders’ Agreement is made as of the 31st day of December, 2009 among Village Farms International, Inc., a Canadian corporation (formerly known as Hot House Growers Inc. and Village Farms Canada Inc.) (“ParentCo”), VF Operations Canada Inc., a Canadian corporation (“VF Opco”) and the VF Owners (as defined below).

WHEREAS Village Farms Income Fund (the “Fund”), VF Opco and the VF Owners entered into a securityholders’ agreement dated as of October 18, 2006 (the “Original Securityholders’ Agreement”);

AND WHEREAS ParentCo entered into an arrangement agreement (the “Arrangement Agreement”) dated November 2, 2009, by and among ParentCo, the Fund, Village Farms Operating Trust, Village Farms Canada GP Inc., Village Farms Canada Limited Partnership, VF Opco and VF U.S. Holdings Inc. (“U.S. Holdings”) providing for a plan of arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act pursuant to which holders of ordinary trust units (the “Units”) of the Fund will transfer their Units to ParentCo in exchange for common shares of ParentCo (“Shares”);

AND WHEREAS pursuant to the Arrangement, the participating preferred shares of U.S. Holdings (the “Participating Preferred Shares”) will remain outstanding following the Arrangement but will become exchangeable for Shares, instead of Units, based on the number of Units into which the Participating Preferred Shares are exchangeable on December 31, 2009;

AND WHEREAS pursuant to the Arrangement, U.S. Holdings will subscribe for 25,267,000 special voting shares in the capital of ParentCo (the “Special Shares”);

AND WHEREAS in connection with the completion of the transactions described in the Arrangement Agreement, ParentCo, VF Opco and the VF Owners have agreed to amend and restate the Original Securityholders’ Agreement by entering into this Agreement in order to provide the VF Owners with the rights specified in this Agreement;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“1933 Act” means the U.S. Securities Act of 1933.

“Agreement” means this agreement, including the recitals, and the schedules, exhibits and appendices hereto, as amended, supplemented or restated from time to time.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday when banks are generally open in the City of Vancouver, British Columbia and the City of New York, New York for the trat1saction of banking business.

“CBCA” means the Canada Business Corporations Act, as amended from time to time.

“CDS” means CDS Clearing and Depository Services Inc. and its successors.

“CDS Participant” means a broker, dealer, bank, other financial institution or other Person who, directly or indirectly, from time to time, effects book-based transfers with CDS and pledges of securities deposited with CDS.

“DeGiglio Holdings Company” means the Nova Scotia unlimited liability company indirectly wholly-owned by Michael DeGiglio and a signatory to this Agreement.

“Demand Cash Right” has the meaning given to that term in Section 2.3.

“Demand Registration” has the meaning given to that term in Section 6.1.

“Determination Date” means the Business Day prior to the date of delivery of the Exchange Notice.

“Directors” means the duly appointed Persons acting as directors of ParentCo, or any successors thereof.

“Distribution” means a distribution of Shares to the public by way of a Prospectus under Securities Laws in any applicable jurisdiction in Canada.

“Distribution Cash” means the gross proceeds received by ParentCo from a Distribution of the aggregate applicable number of Exchange Shares less the Selling Expenses actually incurred in connection with such Distribution.

“Distribution Cash Transaction” has the meaning given to that term in Section 2.3.

“Distribution Expenses” means all reasonable out-of-pocket expenses incurred by ParentCo in connection with a Distribution, including all distribution and filing fees, printing expenses, fees and disbursements of outside counsel for ParentCo and independent public accountants or chartered accountants for ParentCo, fees and expenses (including counsel fees) incurred in connection with complying with applicable securities laws, stock exchange listing fees, transfer taxes, fees of transfer agents and registrars, but excluding any Selling Expenses.

“Exchange Consideration Option” has the meaning given thereto in Section 2.3.

“Exchange Consideration” means Exchange Shares or Distribution Cash, as applicable.

“Exchange Notice” means a notice in the form attached as Schedule “B” delivered by a VF Owner to effect the exchange of the Participating Preferred Shares into Exchange Consideration in accordance with the terms of this Agreement.

“Exchange Procedure” means the procedure for exchanging Participating Preferred Shares into Shares or cash set forth in Article 2.

“Exchange Ratio” means 100: 1 being one hundred (100) Shares for one (1) Participating Preferred Share, as adjusted from time to time in accordance with Section 2.6 and as adjusted to account for any stock dividend, stock split, stock issuance, reverse stock split, contribution, recapitalization, reclassification, reorganization, merger, consolidation or other similar event relating to U.S. Holdings.

“Exchange Right” has the meaning given thereto in Section 2.1.

“Exchange Shares” means, with respect to the exercise of an Exchange Right pursuant to Article 2, the number of Shares equal to the product of (i) the number of Participating Preferred Shares subject to the corresponding Exchange Notice and (ii) the then applicable Exchange Ratio.

“Governmental Authority” means the Government of Canada or of the United States or a province or state or other political subdivision thereof and any court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in Canada or the United States or any province or state or other political subdivision thereof.

“Hollander Holdings Company” means the Nova Scotia unlimited liability company indirectly wholly-owned by Kenneth Hollander and a signatory to this Agreement.

“Lien” means any lien, pledge, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right or option, right of first refusal or similar right, lease, easement or other encumbrance or restriction of any kind.

“Market Price” means, as of any given date, the price per Share on the TSX based on the weighted average trading price for the three trading days ending on and including such date.

“Offering” means an offering of Shares of ParentCo.

“ParentCo” has the meaning given thereto in the recitals to this Agreement.

“ParentCo Cash Election” has the meaning given thereto in Section 2.3.

“ParentCo Election” has the meaning given thereto in Section 2.3.

“Participating Preferred Shares” means the participating preferred shares in the capital of U.S. Holdings and any shares into which such shares may be converted, exchanged, subdivided, consolidated or otherwise changed from time to time in accordance with this Agreement and any shares of any successor corporation to U.S. Holdings that such shares may become as a result of any merger or reorganization.

“Permitted Transferee” means the recipient of securities which were transferred in accordance with and subject to the transfer restrictions regarding Participating Preferred Shares contained in the certificate of incorporation of U.S. Holdings (as though such securities were Participating Preferred Shares thereunder).

“Person” means individuals, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, pension funds, business trusts or other organizations, whether or not legal entities, and governments, governmental agencies and political subdivisions thereof.

“Piggy-Back Cash Right” has the meaning given thereto in Section 2.3.

“Piggy-Back Registration” has the meaning given thereto in Section 6.2.

“Prospectus” means a “preliminary prospectus” and a “prospectus” as those terms are used in the Securities Act, including all amendments and supplements thereto.

“Qualifying Shares” means any Shares indirectly issued by ParentCo to a YF Owner pursuant to Article 2 or Section 6.3 and held by a YF Owner at the relevant time.

“Registrable Securities” means any Shares issuable upon exercise of the Exchange Right and any other Shares held by YF Owners. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to a Distribution or sold to the public through a broker, dealer, or market maker in compliance with applicable Securities Laws. For purposes of this Agreement, a Person shall be deemed to be the holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise or otherwise, but disregarding any restrictions or limitations upon exercise of such right), whether or not the acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder.

“Requesting Holders” means the YF Owners requesting a Demand Registration pursuant to Section 6.1.

“Securities Act” means the Securities Act (British Columbia).

“Securities Laws” means, collectively, the applicable securities laws of each of the provinces and territories of Canada and the respective regulations and rules made under those securities laws, together with all applicable blanket orders and rulings of the securities commissions of such jurisdictions.

“Selling Expenses” means all underwriting fees, discounts and selling commissions applicable to a particular Distribution.

“Share” means a common share of ParentCo.

“Share Certificate” means a certificate, in form approved by ParentCo’s board of directors, evidencing one or more Shares, issued and certified in accordance with ParentCo’s constating documents.

“Shareholder” means a holder from time to time of one or more Shares and includes, while the Shares are registered in the book-based system administered by CDS, the beneficial owners of Shares and the registered holders of Shares.

“Special Shares” means the special shares of ParentCo issued to U.S. Holdings.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“Tender Offer” has the meaning given thereto in Section 2.8.

“Transaction” has the meaning given thereto in Section 2.8.

“TSX” means the Toronto Stock Exchange.

“U.S. Holdings” has the meaning given thereto in the recitals to this Agreement.

“Vanzeyst Holdings Company” means the Nova Scotia unlimited liability company indirectly wholly-owned by Albert Vanzeyst and a signatory to this Agreement.

“VF Opco” has the meaning give thereto in the recitals to this Agreement and its successors.

“VF Opco Cash” has the meaning given thereto in Section 2.5.

“VF Opco Exchange Right” has the meaning given thereto in Section 2.5.

“VF Opco Shares” has the meaning given thereto in Section 2.5.

“VF Owner NSULCs” means, collectively Vanzeyst Holdings Company, Hollander Holdings Company and DeGiglio Holdings Company.

“VF Owners” means Michael DeGiglio, Albert Vanzeyst, Kenneth Hollander, the VF Owner NSULCs, and their Permitted Transferees.

1.2 Construction. Unless the context otherwise requires: (i) “or” is not exclusive; (ii) the tenns “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary; (iii) terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively; (iv) pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a Person includes its successors and permitted assigns; (vii) the word “including” shall mean “including without limitation”; (viii) except where otherwise expressly provided, all references herein to dollar amounts shall mean Canadian dollars; (ix) any reference to any federal, state, provincial, local or foreign statute or law shall be to such statute or law as amended at the applicable time, and shall be deemed also to refer to all rules and regulations promulgated thereunder at the applicable time; and (x) the inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof and, unless otherwise indicated, all references to an “Article” or “Section” followed by a number and/or a letter refer to the specified Article or Section of this Agreement.

ARTICLE 2

EXCHANGE RIGHT

2.1 Exercise. ParentCo and VF Opco hereby agree that, from and after the date of this Agreement until October 18, 2013, the VF Owners shall be entitled to exchange the Participating Preferred Shares collectively held by the VF Owners for the applicable Exchange Consideration in accordance with the terms of this Agreement (the “Exchange Right”).

2.2 Exchange Notice. A VF Owner may exercise the Exchange Right by delivering to VF Opco, during regular business hours in accordance with Section 8.3 or at such other place as may be designated by VF Opco, a written notice (an “Exchange Notice”) stating:

(a) the number of Participating Preferred Shares the VF Owner wishes to exchange;

(b) subject to Section 2.3, that such VF Owner is requesting Shares or in the event that such VF Owner is entitled to the Exchange Consideration Option, whether such VF Owner is requesting Shares or Distribution Cash;

(c) if such VF Owner is requesting Shares in respect of an exercise of the Exchange Right, that the VF Owner is aware that any Shares delivered to the VF Owner have not been and will not be registered under the 1933 Act and that the Shares may not be offered or sold in the United States without registration under the 1933 Act or compliance with requirements of an exemption from such registration;

(d) if such VF Owner is requesting Shares in respect of an exercise of the Exchange Right, that the VF Owner will not (i) offer or sell any Shares delivered to such VF Owner pursuant to the exercise of the Exchange Right in violation of any applicable federal or state securities laws of the United States or (ii) resell any Shares delivered to such VF Owner pursuant to the exercise of the Exchange Right except in accordance with the Securities Laws and the applicable rules of the TSX;

(e) if such VF Owner is requesting Shares in respect of an exercise of the Exchange Right, the VF Owner’s account particulars and other details necessary to record through CDS or a CDS Participant the VF Owner’s interest in any Shares delivered to such VF Owner pursuant to the exercise of the Exchange Right;

(t) if such VF Owner is entitled to the Exchange Consideration Option and elects to receive Distribution Cash, the account to which such cash should be delivered pursuant to Section 2.4;

(g) if such VF Owner is requesting Shares in respect of an exercise of the Exchange Right, whether such VF Owner is an “accredited investor” under Rule 501(a) under the 1933 Act; and

(h) that such VF Owner has good title to and owns the Participating Preferred Shares that are subject to the Exchange Notice free and clear of all Liens.

2.3 Exchange Consideration. In connection with an exercise by a VF Owner of an Exchange Right, such VF Owner shall be entitled to elect to receive (i) Exchange Shares or (ii) in the event that such VF Owner would have the right to request a Piggy-Back Registration (“Piggy-Back Cash Right”) or a Demand Registration (“Demand Cash Right”) at such time (assuming the VF Owner exercising the Exchange Right at such time held the Shares they would be entitled to receive pursuant to the exchange), Distribution Cash (such right to elect Distribution Cash, a VF Owner’s “Exchange Consideration Option”). To the extent that a VF Owner is not entitled to an Exchange Consideration Option, the form of Exchange Consideration delivered to the VF Owner shall be Exchange Shares, subject to the right of ParentCo, upon the decision of a majority of its directors who are not required by the CBCA to declare an interest in the matter, to elect whether to deliver such Exchange Shares or Distribution Cash (an election to deliver Distribution Cash, a “ParentCo Cash Election”). In the event that the Exchange Consideration is Distribution Cash, (i) if Distribution Cash has been elected by the VF Owner pursuant to a Demand Cash Right or has been elected by ParentCo pursuant to a ParentCo Cash Election, the corresponding Distribution shall be conducted in accordance with the procedures specified in Section 6.1 as if such Distribution were a Demand Registration and as if such VF Owner was a Requesting Holder thereunder entitled to the rights specified in such section, including the right to terminate such distribution and withdraw the relevant Exchange Notice at any time prior to the closing thereof (provided, that notwithstanding Section 6.1 CD, no withdrawal shall be permitted after the date ParentCo signs an underwriting agreement with respect to such Distribution) and (ii) if Distribution Cash has been elected by the VF Owner pursuant to a Piggy-Back Cash Right, the corresponding Distribution shall be conducted in accordance with the procedures specified in Section 6.2 (any such transaction, a “Distribution Cash Transaction”). In connection with an exercise of the Exchange Right and as specified in Section 2.9, ParentCo shall guarantee the performance of the obligations of VF Opco and any other subsidiary of ParentCo delivering the Exchange Consideration and, in the event that there is a legal restriction or impediment to VF Opco’s honoring the Exchange Right or exercising the VF Opco Exchange Right (as defined below), or if ParentCo so elects, ParentCo shall designate (and will guarantee the performance of) another subsidiary of ParentCo, to deliver the applicable Exchange Consideration to the exchanging VF Owner (a “ParentCo Election”); provided that, for the avoidance of doubt, no such designation shall release ParentCo from its obligations hereunder.

2.4 Exchange Closing. Upon the delivery of an Exchange Notice, the Exchange Consideration shall be delivered by VF Opco (or, in the event of a ParentCo Election, another applicable subsidiary of ParentCo) to the requesting VF Owner as promptly as practicable and in no event later than (i) three (3) Business Days after delivery of such Exchange Notice in the event that the Exchange Consideration is paid in Shares and (ii) in the event ParentCo undertakes a Distribution Cash Transaction pursuant to the exercise of a YF Owner’s Demand Cash Right or a ParentCo Cash Election or in connection with a VF Owner’s Piggy-Back Cash Right, on the date of completion of the relevant Distribution (such date of delivery of the Exchange Consideration, the “Closing Date”). In the event that some or all of the Exchange Consideration is in the form of Shares, on the Closing Date, VF Opco (or, in the event of a ParentCo Election, another applicable subsidiary of ParentCo) will cause to be delivered, through the book-based system administered by CDS, to and for the account of the requesting VF Owner or as such VF Owner may otherwise direct in the Exchange Notice, ·the number of Shares deliverable pursuant hereto upon receipt of all required documents and instruments of transfer as required hereunder. If any or all of the Exchange Consideration is in the form of cash, VF Opco (or, in the event of a ParentCo Election, another applicable subsidiary of ParentCo) will deliver or cause to be delivered to the requesting VF Owner or as such VF Owner may otherwise direct in the Exchange Notice such cash amount by wire transfer of immediately available funds to the account(s) specified in the Exchange Notice. On the Closing Date, the VF Owner shall deliver to VF Opco (or, in the event of a ParentCo Election, another applicable subsidiary of ParentCo) the certificate or certificates for the Participating Preferred Shares subject to the Exchange Right, duly endorsed or assigned in blank to VF Opco (or, in the event of a ParentCo Election, such other designated subsidiary of ParentCo). VF Opco will exchange such Participating Preferred Shares for additional common stock of U.S. Holdings and will cause U.S. Holdings to cancel such Participating Preferred Shares.

2.5 VF Opco Exchange Right.

(a) ParentCo hereby grants VF Opco the right (the “VF Opco Exchange Right”), at any time that VF Opco is required to deliver the Exchange Consideration pursuant to the terms of this Agreement, to require ParentCo to deliver cash and/or Shares to VF Opco, or to such Persons as VF Opco may direct. The amount of cash that ParentCo will be required to deliver shall be the amount required to be delivered as the Exchange Consideration in respect of the applicable Exchange Notice (“VF Opco Cash”). The number of Shares that ParentCo shall be required to issue shall be the number required to be delivered as the Exchange Consideration in respect of the relevant Exchange Notice (the “VF Opco Shares”). The VF Opco Exchange Right shall be assignable to any other subsidiary of ParentCo that is designated by ParentCo to deliver the Exchange Consideration.

(b) To exercise the VF Opco Exchange Right, VF Opco shall, not later than 5:00 p.m. (Toronto time) on the second Business Day prior to the Closing Date, deliver to ParentCo, in accordance with Section 8.3, written notice of exercise which shall state that:

(i) VF Opco is exercising the VF Opco Exchange Right so as to require ParentCo to deliver VF Opco Cash or VF Opco Shares on a date specified, which shall be no later than 9:00 a.m. (Toronto time) on the Closing Date specified by Section 2.4;

(ii) as applicable, the number of VF Opco Shares issuable by ParentCo in connection with the exercise of the VF Opco Exchange Right;

(iii) if VF Opco Shares are being issued, that VF Opco, or in the event of a ParentCo Election, such other designated subsidiary of ParentCo is, at the delivery date of the notice, an “accredited investor” under Rule 501(a) under the 1933 Act;

(iv) if YF Opco Shares are being issued and YF Opco so elects, in lieu of recording or causing to be recorded the interest of YF Opco in any or all of the YF Opco Shares issuable as part of the YF Opco Exchange Right, ParentCo is directed to record or cause to be recorded the interest of the exchanging YF Owner or its designee in such number of YF Opco Shares as are specified in the notice, and such notice shall provide the account particulars of such holder’s CDS Participant and other details necessary to record such interest in the book-entry only system administered by CDS; and

(v) each of YF Opco and any other subsidiary of ParentCo which is delivering Exchange Consideration to the exchanging YF Owner hereby represents and warrants in favour of ParentCo and covenants with ParentCo, that (A) its equity interests (if any) being issued in connection therewith will be duly authorized and validly issued as fully paid and non-assessable’ and shall be free and clear of all Liens; and (B). if YF Opco Shares are being issued and delivered to it that it is an “accredited investor” within the meaning of the Securities’ Laws and/or “accreditor investor” under Rule 501(a) of the 1933 Act.

2.6 Changes in Shares.

(a) In the event that at any time or from time to time after the date hereof, ParentCo shall (i) pay a dividend on its Shares in Shares, (ii) subdivide its outstanding Shares into a larger number of Shares, (iii) combine its outstanding Shares into a smaller number of Shares or (iv) increase or decrease the number of Shares outstanding by reclassification of its Shares, then the Exchange Ratio shall be adjusted so that, immediately after the happening of such event, after giving effect to such adjustment, each YF Owner shall be entitled to receive the number of Shares upon exercise of the Exchange Right (assuming an exercise with respect to all of such YF Owner’s then outstanding Participating Preferred Shares) that such YF Owner would have been entitled to receive had the Exchange Right been exercised in full immediately prior to the happening of the events described above (or, in the case of a dividend of Shares, immediately prior to the record date therefor).

(b) In the event that at any time or from time to time after the date hereof, ParentCo shall issue, sell, distribute or otherwise grant any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any securities convertible or exchangeable into, Shares to all holders of Shares, entitling such holders to subscribe for or purchase Shares or securities convertible into Shares, whether or not immediately exercisable, convertible or exchangeable, as the case may be, and the subscription or purchase price per Share or the price per Share issuable upon exercise, conversion or exchange thereof is lower at the record date for such issuance than the then Market Price per Share, the Exchange Ratio will be adjusted so that, immediately after the happening of such event, after giving effect to such adjustment, the YF Owners shall be entitled to receive the number of Shares upon the exercise of the Exchange Right (assuming an exercise with respect to all of the YF Owner’s then outstanding Participating Preferred Shares) equal to the product of (i) the number of Shares that the YF Owners would be entitled to receive upon the exercise of the Exchange Right (assuming an exercise with respect to all of the YF Owner’s then outstanding Participating Preferred Shares) prior to the record date and (ii) a fraction, (A) the numerator of which shall be the number of Shares outstanding on the date of issuance of such rights, options, warrants or securities plus the number of additional Shares offered for subscription or purchase or into or for which such securities are convertible or exchangeable, and (B) the denominator of which shall be the number of Shares outstanding on the date of issuance of such rights, options, warrants or securities plus the total number of Shares which could be purchased at the Market Price with the aggregate consideration to be received through the issuance of such rights, warrants, options, or convertible securities.

(c) In case ParentCo shall reorganize its capital or reclassify its capital equity (in each case, other than pursuant to a transaction to which Section 2.6(a) is applicable), consolidate or merge with or into another Person (where ParentCo is not the surviving entity or where there is a change in or distribution with respect to the Shares of ParentCo), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares (or equivalent equity securities) of the successor or acquiring Person, or any cash, shares of stock or other securities or property of any nature whatsoever in addition to or in lieu of shares (or equivalent equity securities) of the successor or acquiring Person (“Other Property”), are to be received by or distributed to the holders of Shares of ParentCo, then each VF Owner shall have the right thereafter to receive, upon exercise of its Exchange Right, the number of shares (or equivalent equity securities) of the successor or acquiring Person or of ParentCo, if it is the surviving entity, and/or Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by the VF Owner with respect to or in exchange for the number of Shares that would have been received upon exercise of the number of its Participating Preferred Shares for which the Exchange Right is exercisable immediately prior to such event.

(d) In connection with any exchange of Participating Preferred Shares, in the event that there are any Accrued Dividends (as defined in the certificate of incorporation of U.S. Holdings) with respect to such Participating Preferred Shares at such time, subject to the approval of the TSX, the Exchange Ratio shall be adjusted with respect to such Participating Preferred Shares so that, after giving effect to such adjustment, such VF Owner shall be entitled to receive an additional number of Shares upon exercise of the Exchange Right equal to the quotient of the aggregate amount of the Accrued Dividends with respect to such Participating Preferred Shares over the Market Price per Share at such time.

2.7 ParentCo Information. ParentCo will deliver to the VF Owners who hold Participating Preferred Shares copies of all proxy materials, information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Shares at the same time as those materials are first sent to holders of Shares.

2.8 Tender Offers. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Shares (a “Tender Offer”), or an amalgamation, plan of arrangement or other business combination or reorganization involving all of the interest in, or the rights of, U.S. Holdings, or all or substantially all of the Shares or assets of ParentCo (any such transaction, or any Tender Offer, a “Transaction”) is proposed by ParentCo or is proposed to ParentCo or its shareholders, ParentCo and VF Opco shall waive Section 2.1 and ParentCo will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the VF Owners to participate in such Transaction to the same extent and on an economically equivalent basis as the holders of Shares, without discrimination. Without limiting the generality of the foregoing, ParentCo will expeditiously and in good faith take all such actions and do all such things as are reasonably necessary or desirable to ensure that the VF Owners may participate in each such Transaction, without being required to effect the Exchange Procedure (or, if so required, to ensure that any such Exchange Procedure, shall be effective only upon, and shall be conditional upon, the closing of such Transaction and only to the extent necessary to tender or deposit to the Transaction).

2.9 ParentCo Call Rights on Take-Over Bid

(a) ParentCo shall have the overriding right (the “ParentCo Take-over Bid Call Right”) (but not the obligation), to require each VF Owner to exchange all of the Participating Preferred Shares held by the VF Owner in the event that (i) an offer is made to acquire all of the issued and outstanding Shares and the rights to the Shares to be issued upon exchange of the Participating Preferred Shares; (ii) holders of Shares representing at least 90% of the Shares on a fully-diluted basis (other than Shares held on the date of the offer by or on behalf of the offeror or associates or affiliates of the offeror or Persons acting jointly or in concert with the offeror (“acting in concert” as defined in the Securities Act at the date of this Agreement) accepts the offer within the time period for its acceptance or within 45 days after the date the offer is made, whichever period is shorter; and (iii) the offeror is bound to take up and payor has taken up and paid for the Shares of those Shareholders who accepted the offer.

(b) To exercise the ParentCo Take-over Bid Call Right, ParentCo must notify each VF Owner, within 60 days after the termination of the offer or the completion of the merger or sale transaction of ParentCo with another entity giving rise to the exercise by ParentCo of the ParentCo Take-over Bid Call Right, of ParentCo’s intention to exercise (the “ParentCo Take-over Bid Call Right Notice”) the ParentCo Take-over Bid Call Right. IfParentCo exercises the ParentCo Take-over Bid Call Right, the exchange procedure as set forth in Article 2 hereof will be implemented with respect to all Participating Preferred Shares held by the VF Owners on or before the date provided for in the Take-over Bid Call Right Notice (which date shall not be later than 10 days from the date that the Take-over Bid Call Right Notice was given.)

2.10 ParentCo Guarantee. ParentCo hereby guarantees, for the express benefit of the VF Owners, the performance by VF Opco and, in the event of a ParentCo Election, any other applicable subsidiary of ParentCo of all of their respective obligations hereunder.

ARTICLE 3

PARENTCO SUCCESSORS

3.1 ParentCo Successor.

(a) Subject to Section 3.l(c), ParentCo will not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, arrangement, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of an amalgamation or a merger, of the continuing Person resulting therefrom unless:

(i) such other Person (the “ParentCo Successor”), by operation of law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the ParentCo Successor of liability for all amounts payable and property deliverable hereunder and the covenant of such ParentCo Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of ParentCo under this Agreement; and

(ii) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or of the VF Owners.

(b) Whenever the conditions of Section 3.l(a) have been duly observed and performed, the VF Owners and, if required by Section 3.1, the ParentCo Successor and the other parties hereto will execute and deliver the supplemental agreement provided for herein and thereupon the ParentCo Successor will possess and from time to time may exercise each and every right and power and will be subject to each and every obligation of ParentCo under this Agreement in the name of ParentCo or otherwise and any act or proceeding under any provision of this Agreement required to be done or performed by ParentCo or any officer of ParentCo may be done and performed with like force and effect by the directors or officers of such ParentCo Successor.

(c) Nothing herein will be construed as preventing the merger or similar transaction of any direct or indirect subsidiary of ParentCo with or into ParentCo or any other direct or indirect subsidiary of ParentCo or the winding-up, liquidation or dissolution of any subsidiary of ParentCo provided that all of the assets of such subsidiary are transferred to ParentCo or another direct or indirect subsidiary of ParentCo.

ARTICLE 4

AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

4.1 Changes in Capital of ParentCo or U.S. Holdings. At all times after the occurrence of any event the result of which is that either the Shares or the Participating Preferred Shares or both are in any way changed, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, with appropriate changes, to all new securities into which the Shares or the Participating Preferred Shares or both are so changed and the parties hereto will execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

4.2 Execution of Supplemental Agreements. No amendment to, modification of or waiver of any of the provisions of this Agreement will be effective unless made in writing and executed by (i) ParentCo and VF Opco and (ii) the VF Owners owning Registrable Securities representing at least a majority of all Shares and Participating Preferred Shares (on an as-if-exchanged basis) owned by the VF Owners at the time of such proposed amendment or waiver. From time to time, the parties hereto may, subject to the provisions of this Section 4.2, and they will, when so directed under this Section 4.2, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter will fonn part hereof, for anyone or more of the following purposes:

(a) evidencing the succession of the ParentCo Successors and the covenants of and obligations assumed by each such ParentCo Successor in accordance with the provisions of Article 3; and

(b) making any additions to, deletions from or alterations of the provisions of this Agreement to incorporate, reflect or comply with any legislation the provisions of which apply to any of the parties hereto or this Agreement and which, in the opinion of the VF Owners, will not be prejudicial to the interests of the VF Owners.

ARTICLES

COVENANTSOFPARENTCO

5.1 Covenants Regarding Participating Preferred Shares. Each of ParentCo and VF Opco will, and ParentCo will cause any other subsidiary of ParentCo to take all such actions and do all such things as shall be necessary or advisable to perfonn and comply with and to ensure perfonnance and compliance by ParentCo and VF Opco and any other subsidiary of ParentCo with all provisions of this Agreement applicable to ParentCo and VF Opco and any other subsidiary of ParentCo, respectively, in accordance with the tenns thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the VF Owners all rights and benefits in favour of the VF Owners under or pursuant hereto.

5.2 Validity of Shares. ParentCo hereby represents, warrants and covenants that any Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of all Liens.

5.3 Reservation of Shares. ParentCo hereby represents, warrants and covenants in favour of the VF Owners that ParentCo has reserved for issuance and will, at all times while any Participating Preferred Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued Shares such number of Shares as are now and may hereafter be required to enable and pennit ParentCo to meet its obligations under this Agreement and under any other security or commitment pursuant to which ParentCo may now or hereafter be required to issue Shares.

5.4 Securities Law Compliance. ParentCo covenants and agrees that it shall make such filings, obtain such approvals, registrations and qualifications and take such other steps as may be necessary, as applicable, in order that the distribution of the Shares issuable hereunder to any VF Owner on exercise of the Exchange Right by such VF Owner will not be subject to the prospectus qualification requirements of the Securities Laws and, subject to Section 5.5, that all Shares received by such VF Owner will be freely tradable on the TSX; provided, however, that ParentCo shall not be required to obtain any such approvals, registration or qualifications to waive or abridge any resale restrictions applicable to a “control distribution” as defined in

National Instrument 45-102 of the Canadian securities regulatory authorities; and provided further that the obligations of ParentCo hereunder with respect to the delivery of Shares shall be subject to the receipt from such VF Owner of such representations, agreements and undertakings including as to future dealings in such securities as ParentCo and its counsel determine to be reasonably necessary or advisable in order to safeguard the violation of securities laws in any jurisdiction.

5.5 Stock Exchange Listing. ParentCo covenants and agrees that it will make such filings and take such other reasonable steps as may be necessary in order (i) that the Shares issuable hereunder will be approved for listing and posted for trading on the TSX or any stock exchange or automated quotation system on which the Shares are then traded from the date of issuance thereof and (ii) to preserve the listing on the TSX of all outstanding Shares, provided that, for greater certainty, ParentCo will not be prohibited from repurchasing and cancelling the Shares.

ARTICLE 6

REGISTRATION AND PRE-EMPTIVE RIGHTS

6.1 Demand Registration Rights.

(a) Subject to Section 6.1 (c), upon the written request of one or more VF Owners made at any time and from time to time (a “Demand Registration”), ParentCo shall use its best efforts to file one or more Prospectuses under the Securities Laws in order to permit the Distribution in Canada of all or any portion of such VF Owners’ Registrable Securities. ParentCo shall cooperate in a timely manner in connection with such Distribution and shall comply with the procedures in Schedule “A”.

(b) Notwithstanding Section 6.1(a), ParentCo shall not be obliged to effect:

(i) a Demand Registration during the period starting fourteen (14) days prior to, and ending ninety (90) days after, the effective date of ParentCo’s most recent Prospectus filed under Securities Laws, except as may otherwise be agreed upon by ParentCo, the managing underwriter and the Requesting Holder(s);

(ii) more than two (2) Demand Registrations in any twelve (12) month period;

(iii) a Demand Registration in respect of Shares held by the Requesting Holder(s) reasonably expected to result in gross sales of less than Cdn$IO,OOO,OOO (not including, for purposes of this Section 6.1(b)(iii), the portion of any such sales allocable to Shares subject to such demand that were received pursuant to Section 6.3);

(iv) a Demand Registration if ParentCo shall furnish to the Requesting Holder(s) a certificate signed by one member of the board of directors of ParentCo (the “Board of Directors”) and prepared in good faith stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to ParentCo and its Shareholders for such Demand Registration to be effected at such time (a “Valid Business Reason”), in which case ParentCo may postpone filing a Prospectus relating to a Demand Registration once in a given l2-month period until such Valid Business Reason no longer exists, but in no event for more than 60 days, and, in the event that a Prospectus has been filed relating to a Demand Registration prior to the giving of such notice, ParentCo may cause such Prospectus to be withdrawn; provided, however, that if ParentCo determines to postpone or withdraw such Prospectus pursuant to this Section 6.1 (b)(iv), ParentCo shall give written notice to the Requesting Holder(s) of its determination to postpone or withdraw such Prospectus and, when applicable, the fact that the Valid Business Reason for such request for a postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. If a Prospectus is withdrawn pursuant to this Section 6.l(b)(iv), the Demand Right, if applicable, which required the filing of that Prospectus will not count towards the limit specified in Section 6.l(b)(ii) and no VF Owner shall be obliged to pay any expenses relating to such failed Demand Registration.

(c) Any request for a Demand Registration by a VF Owner shall:

(i) specify the number of Shares which such VF Owner intends to offer and sell;

(ii) express the intention of such VF Owner to offer or cause the Distribution of such Shares;

(iii) describe the nature or methods of the proposed offer and sale thereof and the jurisdictions in which such offer shall be made;

(iv) contain the undertaking of such VF Owner to provide all such information regarding its holdings and the proposed manner of distribution thereof as may be required in order to permit ParentCo to comply with all Securities Laws and applicable tax laws; and

(v) request whether such offer and sale be made by an underwritten Distribution.

(d) The final decision regarding the matters addressed in Section 6.l(c) and the matters addressed in Section 6.1(f) shall be made by Requesting Holder(s) holding a majority of the Shares requested to be included in such Distribution.

(e) In the case of an underwritten Distribution initiated pursuant to this Section 6.1, the Requesting Holder(s) shall have the right to select the managing underwriter or underwriters of such Shares, provided, however, that such selection shall also be agreed to by ParentCo, acting reasonably. ParentCo shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Agreement, which retention shall be agreed to by the Requesting Holder(s), acting reasonably, and the fees and expenses of which shall constitute Distribution Expenses.

(f) A Demand Registration exercised by Requesting Holder(s) shall be deemed to be withdrawn by such Requesting Holdei(s) at any time until the earlier of (i) the signing of an underwriting agreement by such Requesting Holder(s) in respect of such Demand Registration and (ii) Closing, if such Requesting Holder(s) so requests and agrees to either (x)

pay all the reasonable out-of-pocket costs and expenses incurred by ParentCo prior to such withdrawal in complying with the Demand Registration or (y) pay 50% of the reasonable out-of-pocket costs and expenses incurred by ParentCo prior to such withdrawal and treat such withdrawn request as a Demand Registration for purposes of Section 6.l(b)(ii). If, following any request for a Demand Registration, a Distribution is not completed (other than pursuant to the request of the Requesting Holder(s) pursuant to the preceding sentence), any notice of exercise of the applicable Demand Registration hereunder shall be deemed to be withdrawn and shall not count as a Demand Registration for purposes of Section 6.l(b)(ii).

(g) If a Demand Registration is an underwritten Distribution and the lead underwriter or underwriters advise ParentCo in writing that in their opinion the number of Registrable Securities requested to be included in such Distribution exceed the number of securities which can be sold in an orderly manner in such Distribution within a price range acceptable to the majority of the applicable Requesting Holder(s) (determined based on the number of Shares that are the subject of such Demand Registration), then the Requesting Holder(s) shall include in such Distribution only the number of Shares requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such Distribution; provided, that, in any such event ParentCo shall include in such Distribution, first, all Registrable Securities that are requested to be sold by the Requesting Holder(s) in such Distribution, reduced pro rata according to the aggregate number of Shares beneficially held by each Requesting Holder participating in such Demand Registration relative to the other Requesting Holder(s) participating in such Demand Registration, second, all Registrable Securities that are requested to be included in such sale by YF Owners pursuant to Section 6.2, third, all Shares that ParentCo proposes to sell for its own account (not including any of the Registrable Securities referred to in the first clause above), and fourth, any other Shares requested to be included in such sale.

6.2 Piggy-Back Registration Rights.

(a) If ParentCo proposes to make a Distribution for its own account or pursuant to a Demand Registration, ParentCo will, at that time, promptly give each YF Owner written notice of the proposed Distribution (a “Piggy-Back Notice”).

(b) Upon the written request of a YF Owner given within five (5) Business Days after delivery of the Piggy-Back Notice, ParentCo will use its reasonable commercial efforts, in conjunction with the proposed Distribution, to cause to be included in such Distribution all of the Shares that such YF Owner has requested to be included pursuant to the Securities Laws (a “Piggy-Back Registration”) unless the underwriters for ParentCo advise ParentCo in writing that, in their opinion, the number of securities requested to be included in such Distribution exceeds the number of securities which can be sold in an orderly manner in such Distribution within a price range acceptable to ParentCo, in which event ParentCo shall include in such Distribution: if such Distribution is effected pursuant to a Demand Registration, Shares allocated in the manner contemplated by Section 6.1 (g), and otherwise first, all Shares that ParentCo proposes to sell for its own account (not including any of the Registrable Securities referred to in the second clause below), second, all Registrable Securities beneficially held by the VF Owners that are requested to be sold pursuant to this Section 6.2(b), reduced pro rata according to the aggregate number of Shares beneficially held by each such VF Owner partIcIpating in such Distribution relative to the other VF Owners participating In such Distribution, and third, any other Shares requested to be included in such sale.

(c) The procedures in Schedule “A” shall apply to Piggy-Back Registrations.

6.3Pre-emptive Rights.

(a) Subject to the prior approval of the TSX, if ParentCo authorizes the issuance or sale of any equity securities or any options or warrants to purchase, or securities convertible into or exchangeable for, equity securities, other than pursuant to any issuance of securities to officers, employees, consultants, directors of ParentCo or any subsidiary of ParentCo pursuant to a bona fide incentive compensation plan (in each case, a “New Issuance”), (i) each VF Owner owning Qualifying Shares and Participating Preferred Shares (a “Qualifying Holder”) shall have the right to acquire a portion of such New Issuance equal to the product of the New Issuance and a fraction (expressed as a percentage), calculated prior to such New Issuance, in which the numerator is the number of Qualifying Shares beneficially held by such Qualifying Holder (including for purposes of such calculation, the product of the Exchange Ratio and any outstanding Participating Preferred Shares held by such Qualifying Holder) and the .denominator is the sum of (x) the aggregate outstanding Shares and (y) the product of the Exchange Ratio and the outstanding Participating Preferred Shares (such portion, the “Holder Election Amount”) and (ii) ParentCo shall deliver notice of the New Issuance to the Qualifying Holder (the “Pre-emption Notice”). Each Qualifying Holder shall have the right to purchase a portion of the New Issuance equal to the Holder Election Amount.

(b) Each Qualifying Holder shall be entitled to purchase its Holder Election Amount at the most favourable price and on the most favourable terms and conditions as the New Issuance is to be sold to any other Person.

(c) In order to exercise its rights hereunder, the Qualifying Holder must, within ten (10) Business Days after receipt of the Pre-emption Notice, deliver written notice to ParentCo describing its election to purchase a portion of the New Issuance offered to it. The Qualifying Holder shall tender payment in full for any such purchase on the date of closing of the New Issuance (immediately following which, the securities elected to be purchased representing the aggregate Owner Election Amount shall be delivered to the Qualifying Holder or its designee(s)), failing which the rights of the Qualifying Holder to purchase any portion of the New Issuance shall terminate and ParentCo shall be entitled to sell such unpurchased portiones) in accordance with Section 6.3(d) below.

(d) Upon the expiration of the offering period described in Section 6.3(c) above, ParentCo shall be entitled to sell any portion of the New Issuance which a Qualifying Holder has not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favourable to the purchasers thereof than those offered to the Qualifying Holder(s).

ARTICLE 7

TERMINATION

7.1 Term.

The term of this Agreement will continue until the earliest to occur of the following events:

(a) no outstanding Participating Preferred Shares or Qualifying Shares are held by or may be held by any party hereto; or

(b) each of the parties hereto elects in writing to terminate this Agreement.

ARTICLE 8

GENERAL

8.1 Successors and Assigns. This Agreement will be binding upon and enure to the benefit of each of the parties hereto and each of their respective successors and Permitted Transferees.

8.2 Severability; The provisions of this Agreement are severable. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

8.3 Notices to Parties.

(a) All notices and other communications among the parties to this Agreement shall be in wntmg and shall be deemed to have been given if delivered personally or by confirmed facsimile to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

To ParentCo and VF Opco:

4700-80th Street

Delta, British Columbia, V4K 3N3

Attention:             Senior Vice-President and Chief Financial Officer

Facsimile No.:     (604) 940-6312

with a copy to:

Torys LLP

79 Wellington Street West, Suite 3000

Box 270, TD Centre

Toronto, Ontario, M5K IN2

Attention:             Richard Willoughby

Facsimile No.:     (416) 865-7380

To the VF Owners:

Michael DeGiglio, Albert Vanzeyst and Kenneth Hollander

7 Christopher Way

Eatontown, New Jersey, 07724

Attention:             Michael DeGiglio

Facsimile No:      (732) 676-3031

with a copy to:

Torys LLP

79 Wellington Street West, Suite 3000

Box 270, TD Centre

Toronto, Ontario, M5K IN2

Attention:             Richard Willoughby

Facsimile No.:     (416) 865-7380

(b) Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

8.4 Counterparts. This Agreement may be executed in several counterparts (including by fax or email of a PDF file), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

8.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York and the federal laws of the United States applicable therein, without given effect to any conflict of laws principles thereof which would have the effect of causing the application of the laws of any other jurisdiction.

8.6 Attornment. Each of the parties hereto irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof unless such court would not have subject matter jurisdiction thereof, in which event the parties hereto consent to the jurisdiction of the Supreme Court of the State of New York, County of New York. Each party hereto waives any objection which it may have now or hereafter to the venue of any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction.

8.7 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS, OR THE BREACH HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PROVISION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY SUCH PROCEEDING WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.8 Authorship. The parties hereto agree that the terms and language of this Agreement and all agreements contemplated hereby were the result of negotiations among the parties hereto and, as a result, there shall be no presumption that any ambiguity in this Agreement shall be resolved against any party hereto.

8.9 Waiver. The failure of any party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of the provision or limit the party’s rights thereafter to enforce any provision or exercise any right, power or remedy. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, nor shall any such waiver constitute a continuing waiver unless otherwise expressly stated.

8.10 Remedies. Each party hereto acknowledges that its failure to observe or perform its covenants and agreements herein contained will result in damages to another party hereto which could not be adequately compensated for by a monetary award and accordingly each party hereto agrees that in addition to all other remedies available to a party at law or in equity in the event another party hereto fails to observe or perform its covenants herein, a party will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree of specific performance or otherwise, as may be appropriate to ensure compliance by each party hereto with this Agreement.

8.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto (including, for greater certainty, each of the VE Owners) pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

8.12 Further Assurances. Each party hereto shall do and perform all acts and things and execute and deliver all instruments, documents and writings and give all further assurances as may be reasonably necessary to give full effect to the provisions of this Agreement.

8.13 Time of the Essence. Time is of the essence in respect of this Agreement.

IN WITNESS WHEREOF, this agreement has been executed as of the first date written above by each of the undersigned, and in respect of the VF Owners, by the holders of at least a majority of the outstanding Participating Preferred Shares of U.S. Holdings, constituting the requisite consent of the outstanding Participating Preferred Shares to make the foregoing effective.

VILLAGE FARMS INTERNATIONAL, INC.

By:
Name:
Title:

VF OPERATIONS CANADA INC.

By:
Name:
Title:

/s/ Michael A. DeGiglio
Michael A. DeGiglio

/s/ Albert W. Vanzeyst
Albert W. Vanzeyst

DEGIGLIO HOLDINGS COMPANY

By:	/s/ Michael A. DeGiglio
Name: Michael A. DeGiglio
Title:

VANZEYST HOLDINGS COMPANY

By:	/s/ Albert W. Vanzeyst
Name: Albert W. Vanzeyst
Title:

SCHEDULE “A”

REGISTRATION PROCEDURES

1.	REGISTRATION PROCEDURES

1.1	Registration Procedures

Whenever ParentCo is under an obligation pursuant to the provisions of this Agreement to effect the qualification for the offer and sale or other disposition or Distribution of any Registrable Securities on behalf of a VF Owner (a “Selling Person”) or on its own behalf in connection with an exercise of an Exchange Right pursuant to which ParentCo is effecting a Distribution in order to raise Distribution Cash in response to an Exchange Notice (the applicable Selling Person in such a transaction is known as a “Liquidity Person”) ParentCo shall do the following:

(a) prepare and file with the appropriate regulatory authorities as soon as reasonably practicable and in all events within forty-five (45) days of a request from a Selling Person, a Prospectus and any other documents necessary, including amendments and supplements in respect of those documents, to permit the sale or other disposition and, in so doing, act as expeditiously as is practicable and in good faith to settle all deficiencies and obtain those receipts and clearances and provide those undertakings and commitments as may be reasonably required by any securities regulatory authority, all as may be necessary to permit the offer and sale or Distribution in compliance with all applicable Securities Laws;

(b) furnish to such Selling Persons such number of copies of the Prospectus (including any preliminary prospectus), any documents incorporated by reference in such Prospectus and such other documents as such Selling Persons may reasonably request in order to facilitate the offer and sale or Distribution of the Shares;

(c) if ;ill underwritten Offering is contemplated, execute and perform the obligations under an underwriting agreement in a form reasonably satisfactory to ParentCo containing customary representations, warranties and indemnities for the benefit of such Selling Persons and the underwriter(s);

(d) subject to applicable laws, keep the Prospectus effective until such Selling Persons have completed the sale or Distribution described in the Prospectus but no longer than one hundred twenty (120) days, provided that such Selling Persons use reasonable commercial efforts to complete the sale or disposition as soon as reasonably practicable;

(e) use its reasonable commercial efforts to furnish to the underwriter or underwriters involved in the Distribution all documents as they may reasonably request;

(f) notify such Selling Persons promptly when a Prospectus is required to be delivered under the Securities Laws in respect of the Shares, of the happening of any event as a result of which any of the aforesaid Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or if it is necessary to amend or supplement such Prospectus to comply with law, and to promptly prepare and file with the appropriate securities regulatory authorities a supplement to or amendment of such document as may be necessary to correct such untrue statement or eliminate such omission and so that such document, as amended or supplemented, will comply with law, and furnish to such Selling Persons as many copies of such supplement or amendment as such Selling Persons request;

(g) make available for inspection during its regularly scheduled business hours by such Selling Persons and/or their advisors or any underwriter and/or its advisors participating in any Distribution pursuant to such Prospectus (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents, material contracts and properties of ParentCo as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause ParentCo’s officers, trustees and employees to supply all information reasonably requested by any Inspector in connection with such Prospectus and participate in marketing efforts such as road shows, institutional investor meetings and similar events;

(h) use its best efforts to list such Shares on each securities exchange or quotation system on which Shares are then listed or quoted, if such Shares are not already so listed or quoted;

(i) make every reasonable effort to prevent the issuance of any cease trade order suspending the use of any Prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(j) in connection with the preparation and filing of each Prospectus, ParentCo will give such Selling Persons and their counsel, accountants and other agents the opportunity to participate in the preparation of the Prospectus, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of ParentCo with its officers and the independent public accountants who have issued a report on its financial statements as shall be necessary, in the opinion of such holders and such underwriters or their respective counsel, to conduct a reasonable investigation;

(k) usc: its best efforts to furnish, at the request of any Selling Person, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a qualification of Registrable Securities hereunder, if such Registrable Securities are sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the closing date related to the applicable distribution of Registrable Securities (i) an opinion, dated such date, of the counsel representing ParentCo for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public Offering in Canada, addressed to the underwriters, if any, and to the Selling Persons; and (ii) a “long form comfort” letter dated the date of the relevant Prospectus (and brought down on the closing date related to the applicable Distribution of Registrable Securities) from the auditors of ParentCo, in form and substance as is customarily given by auditors to underwriters in an underwritten public Offering in Canada, addressed to the underwriters, if any, and to the Selling Persons; and

(I) take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of such Selling Persons under this Agreement.

1.2	Rights and Obligations of the Selling Persons

Selling Persons shall furnish to ParentCo such information and execute such documents regarding the Shares and the intended method of disposition thereof as ParentCo may reasonably request in order to effect the requested qualification for sale or other disposition. If an underwritten Offering is contemplated, such Selling Persons shall execute an underwriting agreement containing customary representations, warranties and indemnities for the benefit of the underwriters and ParentCo with respect to written information furnished by them expressly for use in the Prospectus; provided that the obligation to indemnify shall be individual, not joint and several, for each Selling Person and shall be limited to the net amount of proceeds received by such Selling Person from the sale of Registrable Securities pursuant to such Distribution. Subject to Section 6.1(f), such Selling Persons shall have the right to withdraw from ‘a proposed underwritten Offering at any time prior to the signing of the underwriting agreement, without incurring any obligation to ParentCo or any proposed underwriter other than the obligation set forth in Section 2.1 below. Such Selling Persons shall notify ParentCo immediately upon the occurrence of any event as a result of which any of the aforesaid Prospectuses includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

2.	EXPENSES

2.1	Distribution Expenses

ParentCo will pay all Distribution Expenses attributable to the Shares to be sold (i) on behalf of the Selling Persons and (ii) by ParentCo in connection with the exercise of an Exchange Notice, in connection with all Prospectuses filed under Sections 6.1 and 6.2 of this Agreement. Each of ParentCo and its Subsidiaries, on the one hand, and such Selling Person or Liquidity Person, as applicable, on the other hand, will bear any other expenses incurred by either of them.

2.2	Selling Expenses

All Selling Expenses in connection with each Prospectus under Sections 6.1 and 6.2 of this Agreement will be borne by such Selling Persons or Liquidity Persons (as applicable) and any other participating sellers (including ParentCo, if applicable) in proportion to the number of Shares sold by each relative to the total number of Shares sold pursuant to the Prospectus.

2.3	Indemnification

(1) In the event of a registration of any Registrable Securities pursuant to Sections 6.1 and 6.2 of this Agreement, ParentCo will hold harmless and indemnify the Selling Persons and each of their officers, directors and employees (the “Indemnified Parties”), to the fullest extent permitted by law, from and against any losses (other than loss of profit), claims, damages or liabilities to which the Indemnified parties may be subject under any applicable securities law or otherwise, insofar as those losses, claims, damages or liabilities (or actions in respect of them) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any Prospectus under which Registrable Securities were distributed under Sections 6.1 and 6.2 of this Agreement, or any document incidental to the qualification of those

Registrable Securities, or that arise out of or are based upon the omission or alleged omission to state any material fact required to be stated or necessary to make any statement not misleading, or any violation by ParentCo of any applicable securities laws in connection with the qualification or sale of Shares under applicable securities laws; provided, however, that ParentCo will not be liable in any case to the extent that any loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Prospectus or other document in reliance upon and in conformity with information furnished in writing to ParentCo by any Indemnified Party or its agent pertaining to that Indemnified Party specifically for use in the preparation of the Prospectus; and provided further, that ParentCo shall not be liable to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue or alleged untrue statement or an omission or alleged omission contained in such Prospectus corrected in an amendment to the Prospectus, such amendment was delivered to the applicable Indemnified Party in sufficient quantities and a reasonable period of time prior to the closing of any Offering and such Indemnified Party failed to deliver or failed to cause to be delivered such Prospectus as so amended to the Person asserting such loss, claim, damage of liability. Each Selling Person that participates in a Distribution will severally, and not jointly, hold harmless and indemnify ParentCo and each other, and their respective officers, directors and employees, up to an amount equal to the net proceeds to the Selling Person pursuant to that Distribution from and against any losses (other than a loss of profit), claims damages or liabilities to which any of them may be subject under any applicable securities laws or otherwise, insofar as those losses, claims, damages or liabilities (or actions in respect of them) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any Prospectus under which Registrable Securities were distributed under Sections 6. I and 6.2 of this Agreement, or any document incidental to the qualifications of those Registrable Securities, in each case which was made in reliance upon and in conformity with information furnished in writing to ParentCo by such Selling Person or its agent pertaining to that Indemnified Party specifically for use in the preparation of the Prospectus, or that arise out of or are based upon the omission or alleged omission to state any material fact required to be stated or necessary to make any such statement not misleading, or any violation by that Selling Person of any applicable securities laws in connection with the qualification or sale of Shares under applicable securities laws; provided, for greater certainty, however, that no Selling Person will be liable in any case to the extent that any loss, claim, damage or liability is based upon an untrue statement or omission made in any Prospectus or other document which is not in reliance upon or in conformity with information pertaining to that Selling Person furnished in writing to ParentCo by that Selling Person or the agents of that Selling Person specifically for use in the preparation of the Prospectus. Solely for the purposes of this indemnity, ParentCo and the Selling Persons shall be the trustee for and act on behalf of each of their respective officers, directors and employees.

(2) If any claim contemplated by this Section 2.3 is asserted against any party hereto, or if any potential claim contemplated by this Section 2.3 comes to the knowledge of any party hereto, the party concerned will notify ParentCo or the Selling Person (whichever is the indemnifying party), as the case may be, as soon as possible of the nature of the claim and ParentCo or the Selling Person, as the case may be, will be entitled (but not required) to assume the defense of any suit brought to enforce that claim. Any defense will be through legal counsel approved by the party making the claim for indemnification (which approval will not be unreasonably withheld or delayed) and no admission of liability will be made by ParentCo or the

Selling Person, as the case may be, or the party making the claim for indemnification without, in each case, the consent of the other party, which consent will not be unreasonably withheld or delayed. The party making the claim for indemnification will have the right to employ separate counsel in any suit and participate in its defense but the fees and expenses of counsel will be at the expense of the party making the claim for indemnification unless (i) ParentCo or the Selling Person, as the case may be, fails to assume the defense of the suit on behalf of the party making the claim for indemnification within 20 days of receiving notice of the suit; or (ii) the retainer of separate counsel has been authorized by ParentCo or the Selling Person, as the case may be (in each of which cases ParentCo or the Selling Person, as the case may be, will not have the right to assume the defence of the suit on behalf of the party making the claim for indemnification but will be liable to pay the reasonable fees and expenses of counsel for the party making the claim for indemnification). Each Indemnified Party will furnish that information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as will be reasonably required in connection with the defence of that claim and litigation resulting from that claim. Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in an underwriting agreement entered into in connection with the underwritten public Offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will prevail as among the parties to the underwriting agreement.

SCHEDULE “B”

FORM OF EXCHANGE NOTICE

Note: This form of Exchange Notice assumes the VF Owner is requesting Shares. If the VF Owner is requesting Distribution Cash, the following must be revised to conform with the Exchange Notice requirements for Distribution Cash set forth in Section 2.2 of the Amended and Restated Securityholders’ Agreement.

TO:	VILLAGE FARMS INTERNATIONAL, INC. (“ParentCo”)
AND TO:	VF OPERATIONS CANADA INC. (“VF Opco”)

This notice is given pursuant to Article 2 of the Amended and Restated Securityholders’ Agreement (the “Securityholders’ Agreement”) dated December 31, 2009 among ParentCo, VF Opco, Michael DeGiglio, Kenneth Hollander, Albert Vanzeyst, DeGiglio Holdings Company, Hollander Holdings Company and Vanzeyst Holdings Company. All capitalized tenns used herein and not otherwise defined have the meanings given thereto in the Securityholders’ Agreement.

The undersigned hereby notifies ParentCo that the undersigned desires to have exchanged, in accordance with Article 2 of the Securityholders’ Agreement:

	Certificate No.	No. of Securities Represented by Certificate
Participating Preferred Shares to be exchanged
Number of Shares to be issued

The undersigned acknowledges, agrees, represents and warrants that that:

(a) the undersigned is requesting Shares;

(b) the undersigned is aware that any Shares delivered to the VF Owner have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) and that the Shares may not be offered or sold in the United States without registration under the 1933 Act or compliance with requirements of an exemption from such registration;

(c) the undersigned will not (i) offer or sell any Shares delivered to such VF Owner pursuant to the exercise of the Exchange Right in violation of any applicable federal or state securities laws of the United States or (ii) resell any Shares delivered to such VF Owner pursuant to the exercise of the Exchange Right except in accordance with the Securities Laws and the applicable rules of the TSX;

(d) the undersigned is an “accredited investor” under Rule 501(a) under the 1933 Act; and

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(e) the undersigned has good title to and owns the Participating Preferred Shares that are subject to this Exchange Notice free and clear of all Liens.

The undersigned hereby represents and warrants to ParentCo that the undersigned:

☐	is

(select one)

☐	is not

a resident in Canada for purposes of the Tax Act. The undersigned acknowledges that in the absence of an indication that the undersigned is a resident in Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the purchase of the Shares.

(Date)	(Signature of Shareholder)

NOTE: A completed and executed copy of this Exchange Notice, together with the certificates evidencing the Participating Preferred Shares in respect of which this Exchange Notice is delivered and such additional documents as the applicable transfer agent may require, must be deposited with YF Opco. The Shares issued upon the exchange of the Participating Preferred Shares will be issued and registered in the name of the undersigned as it appears on the register of U.S. Holdings and delivered to the undersigned as indicated above, unless the form appearing immediately below is duly completed.

Date

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Name of Person in Whose Name Securities1

are to be Registered, Issued or

Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

[1]	For so long as Shares are held in the Book-Entry System administered by CDS Clearing and Depository Services Inc., the following additional information shall be provided:

Name of CDS participant through which Shares will be held:

FINS Number of CDS participant:

Name and telephone number of

Registered Representative at CDS participant:

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